SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   October 8, 2010
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Management Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	333-152608 (Commission File Number)	26-1749145 (IRS Employer Identification Number)

2626 Cole Avenue, Suite 610
Dallas, Texas 75204
 (Address of principal executive offices)

Registrant's telephone number, including area code:    (214) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act
☐          Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐          Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐          Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 8.01    Other Events.

 This Current Report on Form 8-K/A amends Item 8.01 of the Current Report on Form 8-K filed by Management Energy, Inc. (the “Company”) on October 8, 2010 (the “Initial Form 8-K”) with respect to the Bridger-Fromberg-Bear Mountain Project.

As evidenced by the Company’s decision to merge with Maple Carpenter Creek Holdings, Inc. (MCCH), the Company’s operating strategy has been to pursue other projects instead of expending funds towards the development of the Bridger-Fromberg-Bear Mountain Project.  As previously disclosed, the Company’s efforts will now be concentrated towards the development of the following coal interests:

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Carpenter Creek, Montana: an 80% interest in the Carpenter Creek coal prospect near Mellstone, Montana and two leases, the Mattfield and Janich leases on two ranches near Round Up, Montana. - MCCH controls the surface rights covering a resource potential of 345 million tons; and the mineral rights for a resource potential of over 83 million tons of coal.

•
Snider Ranch, Montana: an 80% interest in an option to acquire the Snider Ranch real estate and coal prospect adjacent to the Signal Peak Mine, near Roundup, Montana. MCCH controls the surface rights covering a resource potential of over 43 million tons of coal at the Snider Ranch.

•
Armadillo Group Holdings Corp: an approximately 72% ownership of Armadillo Mining Corp. ("AMC") in Colombia. AMC has exclusive options to acquire two metallurgical coal mines in the Cundinamarca province of Colombia: (i) Caparrapi is a permitted mine with minimum production and with a resource potential of 11 million metric tonnes; (ii) Yacopi which may have a resource potential of up 40 million metric tonnes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAGEMENT ENERGY, INC.

Date: October 8, 2010	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and Chief Executive Officer